Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:
Investor Relations	Media Relations
Bernie Hertel	Jeff Richardson
Phone: 858-410-3101	Phone: 805-491-8313

Inovio Biomedical Stops Enrollment
of Phase III Clinical Trials for Head & Neck Cancer

SAN DIEGO, June 5, 2007 — Inovio Biomedical Corporation (AMEX:INO) announced today that it will stop further patient enrollment in its two Phase III pivotal studies for squamous cell head & neck cancer using its Selective Electrochemical Tumor Ablation (SECTA) investigational therapy based on a recommendation by the trial’s independent data monitoring committee (DMC). In making its recommendation, the DMC expressed concern about efficacy and serious adverse events, including higher mortality rates on the SECTA arm of the study than on the surgery arm.  In the DMC’s opinion, based on the totality of the issues, the SECTA arm has an unfavorable benefit-to-risk profile, relative to the surgery arm.  The DMC also suggested enrollment difficulties represent a possible challenge to meeting the goals of the trial.

Dr. Paul Goldfarb, Consulting Medical Director overseeing the Phase III studies, said, “Based on the evidence of prior SECTA studies, we are surprised by the information and recommendation received from the DMC, the only body that has had access to the unblinded data. This new information was unexpected given the potential benefits of this technology. In respecting the DMC’s concerns, we have accepted their recommendation to stop enrollment without further analysis. We will determine our next steps based on a thorough evaluation of the unblinded data.”

The DMC reviewed clinical data from 212 treated patients out of the targeted 400 patients defined in the clinical trial protocol. Inovio is notifying clinical investigators involved in the Phase III studies to terminate enrollment and is informing the Food & Drug Administration, other regulatory authorities, and all clinical investigators participating in other ongoing cancer trials using the SECTA therapy. Inovio will follow the treated patients for up to two years to further evaluate safety and efficacy, as per the protocol.

Dr. Avtar Dhillon, President and CEO, said, “We are reviewing the DMC’s observations and believe it is prudent to act on their recommendation. We believe the SECTA therapy has notable merits that, from a medical and shareholder perspective, justify ongoing development of SECTA toward commercialization and we are continuing forward with the development of this therapy. Furthermore, this outcome has no bearing on our DNA delivery technology for DNA-based immunotherapeutics and we will continue to advance our trial and partnering activities in this field as well.”

Inovio’s SECTA therapy is a therapy using bleomycin sulfate delivered intratumorally using Inovio’s MedPulser® electroporation system. The two Phase III clinical studies are designed to evaluate the use of SECTA as a treatment for resectable recurrent and second primary squamous cell carcinomas of the head and neck (SCCHN). The studies have been accruing patients with recurrent SCCs in the anterior and posterior areas of the oral cavity in North America and Europe. The primary endpoint is to demonstrate that patients treated with bleomycin and electroporation have superior preservation of function (e.g. eating, swallowing, and talking) compared to surgery. Secondary endpoints include comparing quality of life, safety, and pharmacoeconomics, in addition to showing local tumor control and survival that are equivalent to surgery.

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Telephone: (858) 597-6006 · Fax: (858) 597-0451 · Email: investor.relations@inovio.com

An update of Inovio’s SECTA milestones and developments follows:

•                  Inovio has completed enrollment of 13 patients in its Phase I/II clinical study using SECTA to treat patients with recurrent breast cancer. Interim results regarding ten patients will be reported at the VII Madrid Breast Cancer Conference taking place June 20-22, 2007.

•                  Inovio has completed enrollment of 93 patients in its European pre-marketing study using SECTA to treat patients with head and neck cancer. The company expects to release interim results before the end of 2007.

•                  Inovio expects to continue enrollment of its European pre-marketing study using SECTA to treat patients for skin cancer and aims to complete patient enrollment before the end of the year.

•                  The company continues to pursue discussions with prospective marketing and sales partners for the SECTA therapy, with a focus on the European marketplace.

In addition, Inovio has a broad and growing pipeline of projects with different partners, indications, and DNA-based immunotherapies utilizing Inovio’s DNA delivery technology. With recently announced positive interim data from human studies, Inovio is focused on supporting ongoing clinical and preclinical studies for experimental DNA-based immunotherapies being run by various partners and also intends to establish internal preclinical and clinical programs. Inovio continues to pursue new partnerships to further expand indications and agents being advanced using Inovio’s proprietary electroporation-mediated DNA delivery technology.

About Inovio Biomedical Corporation

Inovio Biomedical (AMEX: INO) is focused on developing multiple DNA-based immunotherapies and commercializing its Selective Electrochemical Tumor Ablation (SECTA) therapy. Inovio is a leader in developing human applications of electroporation, which uses brief, controlled electrical pulses to increase cellular uptake of a useful biopharmaceutical. In the case of DNA vaccines, Inovio’s technology has shown it can significantly increase levels of gene expression and immune response. Inovio’s immunotherapy partners include Merck, Wyeth, Vical, University of Southampton, Moffitt Cancer Center, and the U.S. Army, with four DNA-based immunotherapies in Phase I clinical studies. The SECTA therapy for locally treating solid tumors is designed to selectively kill cancerous cells and minimize cosmetic or functional detriments often caused by surgical removal of predominantly healthy tissue typically treated around a tumor. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that pre-clinical results referenced in this release may not be indicative of results achievable from testing in humans and that results in one clinical study may not reflect or project actual or likely results in other studies of the same or similar protocol), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of Inovio’s technology as a delivery mechanism, the availability or potential availability of alternative therapies or treatments for the conditions targeted by Inovio or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that Inovio and its collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2006, our 10-Q for the three months ending March 31, 2007,  and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.